Exhibit 21.1

List of Subsidiaries

Subsidiary	Country or Jurisdiction
Paylocity Corporation	Illinois
Benefit Administration Technologies, Inc.	Delaware
VidGrid Inc.	Delaware
Samepage Labs Inc	Delaware
Paylocity s.r.o.	Czech Republic
Blue Marble Payroll, LLC	Illinois
Cloudsnap, Inc.	Delaware
TraceHQ.com, Inc.	Delaware
Paylocity Canada ULC	Canada
Airbase Inc.	Delaware
Airbase Services, LLC	Delaware
Airbase Card Services, LLC	Delaware
Airbase Labs India Private Limited	India
Paylocity México S. de R.L. de C.V.	Mexico
Grayscale Labs, Inc.	Delaware
Aidora Inc.	Delaware